Exhibit 99.1

PRESS RELEASE

HOULIHAN LOKEY SUBSTANTIALLY INCREASES FIRM’S REACH IN CONTINENTAL
EUROPE

Firm Acquires Investment Banking Operations of Leonardo & Co. in Germany, the
Netherlands and Spain; Enters into a Joint Venture in Italy

LOS ANGELES – November 17, 2015 – Houlihan Lokey (NYSE: HLI), the global investment bank, today announced that it has acquired the investment banking operations of Leonardo & Co. NV (“Leonardo”) in Germany, the Netherlands, and Spain and has become a minority partner in a joint venture with the management team of Leonardo, in respect of Leonardo’s investment banking operations in Italy. The transaction closed on November 16.

Leonardo is an independent financial advisory firm that provides corporate finance, financial restructuring, and other strategic advisory services to clients in a range of industries across continental Europe. With approximately 54 financial professionals including 12 Managing Directors, the business has offices in Amsterdam, Frankfurt, Madrid, Milan and Rome and has closed over 150 transactions in the last three years. Transactions highlighting the firm’s range of advisory expertise across the region include advising Burgo and Tirreno Power on their debt restructurings; advising Pirelli in its transaction with China National Tyre and Rubber; advising Change Capital Partners on its sale of Hallhuber to Gerry Weber International; advising Deutsche Wohnen on portfolio transactions; advising Apax Partners on its acquisition of Exact Holding N.V.; and advising the board of Nutreco on Nutreco’s sale to SHV.

Matteo Manfredi, Leonardo’s CEO and Head of Advisory, Italy, will jointly oversee Houlihan Lokey’s European Corporate Finance business alongside Steve Winningham, Houlihan Lokey’s current Head of Corporate Finance, Europe. In addition to his Co-Head role, Mr. Manfredi will also be CEO of the joint venture in Italy. Houlihan Lokey’s business in Europe, together with its Italy joint venture, now comprises more than 150 financial professionals in seven offices across the region.

“As with most of our acquisitions, we have known the Leonardo team for some time and have even worked alongside them on transactions. It became clear that there existed an excellent cultural and intellectual fit with our existing European platform,” said Scott Beiser, CEO of Houlihan Lokey. “Beyond the strategic geographic expansion, the addition of this world-class team of bankers will provide a tremendous benefit to our clients, and we’re delighted they are joining the firm,” he added.

"We are delighted to welcome Houlihan Lokey as the ideal partner for Leonardo; since 2006
Leonardo has been delivering first-class advisory services to clients in Europe," said Gerardo
Braggiotti, founder of Leonardo & Co., who will continue to serve as Chairman of the Italian operations. "The integration creates a unique top-tier platform that will be ideally positioned to support clients worldwide.”

“We are excited to join a firm with the global reach, deep industry knowledge, and intellectual and technical expertise that Houlihan Lokey possesses,” said Mr. Manfredi. “These attributes, along with the strong cultural compatibility between the two firms, were highly appealing to us. We look forward to working with our new partners at Houlihan Lokey and continuing to deliver superior advice to clients of both firms, in Europe and around the world.”

Houlihan Lokey and Leonardo acted as their own advisors on the transaction.

Exhibit 99.1

About Houlihan Lokey

Houlihan Lokey (NYSE: HLI) is a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, valuation, and strategic consulting. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, and the Asia-Pacific region. Independent advice and intellectual rigor are hallmarks of our commitment to client success across our advisory services. Houlihan Lokey is ranked as the No. 1 M&A advisor for U.S. transactions under $5 billion, the No. 1 global restructuring advisor, and the No. 1 M&A fairness opinion advisor for U.S. transactions over the past 10 years, according to Thomson Reuters. For more information, please visit www.hl.com.

Contact information:

Investor Relations:
212-331-8225 ir@hl.com

Media Relations:
212-331-8223 pr@hl.com